EXHIBIT 11  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                          Three months ended               Nine,months ended
Basic:                                                       September 30,                    September 30,
------                                                   1999            1998            1999            1998
                                                     ------------    ------------    ------------    ------------
Net earnings from continuing operations              $     18,139    $     12,523    $     45,862    $     26,040
Adjustment for dividends on
 convertible preferred shares                                (201)           (243)           (637)           (770)
Net earnings from continuing operations              ------------    ------------    ------------    ------------
 applicable to common stockholders                         17,938          12,280          45,225          25,270
Extraordinary item                                           --            (3,326)           --            (3,326)
                                                     ------------    ------------    ------------    ------------
Net income                                           $     17,938    $      8,954    $     45,225    $     21,944

Weighted average common shares outstanding             14,855,799      14,667,471          14,839      14,715,601

Net earnings per share from
 continuing operations                               $       1.21    $       0.84    $       3.05    $       1.72
Extraordinary item                                           --             (0.23)           --             (0.23)
                                                     ------------    ------------    ------------    ------------
Net earnings per share                               $       1.21    $       0.61    $       3.05    $       1.49
                                                     ============    ============    ============    ============
DILUTED:
--------

Net earnings from continuing operations
 applicable to common stockholders                   $     18,139    $     12,523    $     45,862    $     26,040
Extraordinary item                                           --            (3,326)           --            (3,326)
                                                     ------------    ------------    ------------    ------------
Net income                                           $     18,139    $      9,197    $     45,862    $     22,714
                                                     ============    ============    ============    ============

Weighted average common shares outstanding             14,855,799      14,667,471      14,839,146      14,715,601

Common stock equivalents:
  Stock options                                           350,970         310,813         340,679         320,880
  Compensation unit plan                                  159,920          91,278         149,999          98,074
  Convertible preferred stock                             374,721         451,868         393,275         474,916
                                                     ------------    ------------    ------------    ------------
    Total                                              15,741,410      15,521,430      15,723,099      15,609,471
                                                     ============    ============    ============    ============

Net earnings per share from continuing operations    $       1.15    $       0.81    $       2.92    $       1.67
Extraordinary item                                           --             (0.22)           --             (0.21)
                                                     ------------    ------------    ------------    ------------
Net earnings per share                               $       1.15    $       0.59    $       2.92    $       1.46
                                                     ============    ============    ============    ============